 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated July 22, 2026 in the Amendment No. 1 to the Registration Statement (File No. 333-296131) and related Prospectus of Guggenheim Defined Portfolios, Series 2603.

/s/ Grant Thornton LLP____________________

GRANT THORNTON LLP

Chicago, Illinois

July 22, 2026